Exhibit 99.3

Ocugen, Inc. Announces Pricing of $115 Million of 6.75% Convertible Senior Notes

MALVERN, Pa., May 5, 2026 (GLOBE NEWSWIRE) — Ocugen, Inc. (“Ocugen”) (NASDAQ: OCGN) today announced the pricing of $115 million aggregate principal amount of 6.75% Convertible Senior Notes due 2034 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Ocugen also granted the initial purchaser of the notes a 13-day option to purchase up to an additional $15 million aggregate principal amount of the notes. The sale of the notes to the initial purchaser is expected to close on May 7, 2026, subject to customary closing conditions, and is expected to result in approximately $99.5 million (or approximately $112.6 million if the initial purchaser exercises its option to purchase additional notes in full) in net proceeds to Ocugen after deducting the initial purchaser’s discount and estimated offering expenses payable by Ocugen.

The offering price of the notes is 90% of the principal amount of notes. Ocugen intends to use approximately $32.7 million of the net proceeds from the offering to fully repay the outstanding principal amount of, plus accrued and unpaid interest on, the loan outstanding under its Loan and Security Agreement with affiliates of Avenue Capital Group (the “Avenue Loan Agreement”), and pay the related prepayment fee and other fees and expenses in connection therewith. Ocugen expects to use the remaining net proceeds from the offering, including any additional proceeds from the initial purchaser’s exercise of its option to purchase additional notes, for general corporate purposes.

The notes will be Ocugen’s general unsecured obligations and will rank senior in right of payment to all of its future indebtedness that is expressly subordinated in right of payment to the notes, equal in right of payment to all of its existing and future liabilities that are not so subordinated, and junior to all of its secured indebtedness, to the extent of the value of the assets securing such indebtedness. Interest will be payable semi-annually in arrears. The notes will bear interest at a rate of 6.75% per year. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2026. The notes will mature on May 15, 2034, unless earlier repurchased, redeemed or converted.

Ocugen may not redeem the notes prior to May 15, 2029. Ocugen may redeem for cash all or any portion of the notes (subject to certain limitations), at its option, on or after May 15, 2029 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of Ocugen’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Ocugen provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the notes may require Ocugen to repurchase for cash all or any portion of their notes on May 15, 2032 at a repurchase price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest to, but excluding May 15, 2032. In addition, holders of the notes will have the right to require Ocugen to repurchase all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of their principal amount plus any accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date.

The notes may not be converted prior to the earlier of (i) May 15, 2027 and (ii) the “reserved share effective date” (as defined in the indenture governing the notes), which is effectively the date on which Ocugen reserves the maximum number of shares of common stock underlying the notes. The notes will be convertible at an initial conversion rate of 372.7866 shares of Ocugen’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $2.68 per share, which represents a conversion premium of approximately 45% to the last reported sale price of $1.85 per share of Ocugen’s common stock on The Nasdaq Capital Market on May 4, 2026). Conversions of the notes may be settled in cash, shares of Ocugen’s common stock, or a combination thereof, at Ocugen’s election; provided that unless and until the reserved share effective date occurs, conversions of the notes will be settled via cash settlement.

The notes were only offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of Ocugen’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including but not limited to, statements regarding the anticipated use of proceeds from the offering, including the repayment of the Avenue Loan Agreement; the completion of the offering, and other statements contained in this press release that are not historical facts. Ocugen may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from Ocugen’s current expectations, including, but not limited to: risks related to the offering and uncertainties related to market conditions; the impact of the offering on the market price of Ocugen’s common stock; and risks related to the potential dilution to holders of Ocugen’s common stock. These and other risks and uncertainties are more fully described in Ocugen’s periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that Ocugen files with the SEC. Any forward-looking statements that Ocugen makes in this press release speak only as of the date of this press release. Except as required by law, Ocugen assumes no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release

Contact:

Candice Masse

astr partners

candice.masse@astrpartners.com